UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AmNet Mortgage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMNET MORTGAGE, INC. REPORTS THIRD QUARTER RESULTS

San Diego, CA, November 15, 2005 – AmNet Mortgage, Inc. (NASDAQ: AMNT), the parent company of American Mortgage Network (AmNet), a wholesale nationwide mortgage bank, today reported third quarter results, highlights of which included:

•                  Third quarter 2005 consolidated net income was $1.9 million, or $0.23 per diluted share, compared to a consolidated net loss of $985 thousand, or $0.13 per diluted share, during the third quarter of 2004.

•                  The Company reported total revenue, net of derivative financial instruments, of $56.0 million for the third quarter of 2005. As discussed in the Company’s third quarter 10-Q filed yesterday and second quarter earnings press release, timing differences routinely occur between the recognition of hedge gains and losses and associated changes in the fair value of loans held for sale. The third quarter was impacted by increases in fair value that were not recognized in the second quarter of 2005 of approximately $2.3 million on a pre-tax basis;

•                  Mortgage loans funded through AmNet were $4.5 billion in the third quarter of 2005, an increase of 119%, compared to $2.1 billion in the third quarter of 2004; and

•                  Higher margin loans made up 41% of the Company’s origination volume as compared to 32% in the third quarter of 2004.

Consolidated Results

AmNet Mortgage, Inc. reported consolidated pretax income was $3.3 million and consolidated net income of $1.9 million, or $0.23 per diluted share, for the third quarter of 2005, compared to a consolidated pretax loss of $1.7 million and a consolidated net loss of $985 thousand, or $0.13 per diluted share, in the third quarter of 2004.  Consolidated net income for the nine months ended September 30, 2005 were $785 thousand or $0.10 per diluted share compared to a consolidated net loss of $6.5 million or $0.84 per diluted share in 2004.

Because the Company does not employ hedge accounting under FAS 133, positive timing differences between the recognition of hedge gains and losses and associated increases in the fair value of loans held for sale at the end of the second quarter had a positive impact on reported gain on sale revenues in the third quarter. The positive impact on the third quarter amounted to approximately $2.3 million on a pre-tax basis.

AmNet funded $4.5 billion in home loans during the third quarter of 2005, compared to $2.1 billion during the third quarter of 2004, an increase of 119%. In the third quarter of 2005, higher margin loans, including Alt-A, subprime, HELOC and second mortgages, made up 41% of the Company’s origination volume as compared to 32% in the third quarter of 2004. Mortgage loans funded through AmNet were $10.9 billion for the first nine months of 2005, compared to $6.5 billion for the first nine months of 2004, an increase of 68%.

Proposed Merger with Wachovia Bank, N. A.

Also, during the third quarter, a definitive agreement was signed on September 13, 2005 under which Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Wachovia”) will acquire AmNet Mortgage, Inc. (“AmNet”) for a purchase price of $10.30 per share in cash. The approximate total value of the transaction (on a fully diluted basis) is $83 million. AmNet’s Board of Directors, with the unanimous recommendation of a special committee comprised of independent directors, has approved the proposed merger and is recommending that the Company’s stockholders vote to approve it. The merger is conditioned on stockholder approval and other customary conditions described in the definitive proxy statement dated November 7, 2005 related to the special stockholder meeting scheduled for December 8, 2005.

About AmNet Mortgage, Inc.

AmNet Mortgage Inc. is the parent company of American Mortgage Network. For more information, please visit www.amnetmortgageinc.com.

About American Mortgage Network

Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oregon, Rhode Island, Utah, Virginia and Washington. AmNet has a total of $2.2 billion in warehouse borrowing capacity and is approved to do business in 50 states and the District of Columbia either by license or exemption.  For more information, please visit www.amnetmortgage.com.

Forward-Looking Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by any forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market; the stability of the entire mortgage secondary market; the future correlation of volatility in forward mortgage sale instruments to the Company’s loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of all of the Company’s mortgage loans; the Company’s liquidity position; the availability of qualified mortgage professionals; the Company’s ability to attract and retain qualified mortgage professionals; and other risk factors outlined in the Company’s SEC reports.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger, AmNet Mortgage, Inc. has filed a definitive proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and security holders can obtain a free copy of the definitive proxy statement and other documents filed by AmNet Mortgage, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov.  Free copies of the definitive proxy statement and other documents filed by AmNet Mortgage, Inc. with the Securities and Exchange Commission may also be obtained from AmNet Mortgage, Inc. by directing a request to Investor Relations, AmNet Mortgage 10421 Wateridge Circle, Suite 250 San Diego, CA, 92121. (email address: IR@amnetmortgageinc.com).

AmNet Mortgage, Inc. and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from AmNet Mortgage, Inc.’s stockholders in favor of the proposed merger.  Information regarding the identity of these persons is set forth in a Schedule 14A filed by AmNet Mortgage with the Securities and Exchange Commission on July 6, 2005 relating to AmNet Mortgage, Inc.’s 2005 annual meeting of stockholders and a Form 10-K/A filed by AmNet Mortgage, Inc. with the Securities and Exchange Commission on July 6, 2005 both of which are available free of charge from the Securities and Exchange Commission or from AmNet Mortgage, Inc. as indicated above.  Information regarding the interests of these persons in the solicitation is specifically set forth in the proxy statement concerning the proposed merger that has been filed by AmNet Mortgage, Inc. with the Securities and Exchange Commission, which is available, free of charge from the Securities and Exchange Commission or from AmNet Mortgage, Inc. as indicated above.

INVESTOR AND ANALYST RELATIONS CONTACTS
Judith Berry
Executive Vice President and Chief Financial Officer
AmNet Mortgage, Inc.
(858) 909-1230
jberry@amnetmortgage.com

Clay Strittmatter
Senior Vice President, Finance
AmNet Mortgage, Inc.
(858) 909-1340
cstrittmatter@amnetmortgage.com

MEDIA RELATIONS CONTACTS
Kasey Emmel
Vice President, Marketing & Communications
AmNet Mortgage, Inc.
(858) 909-1335
kemmel@amnetmortgage.com

Corinne Forti
President
Forti Communications Inc.
(805) 498-0113
cforti@amnetmortgage.com
forticomm@aol.com

***

AMNET MORTGAGE, INC.

(unaudited)

	Three Months Ended 9/30/2005	Three Months Ended 9/30/2004	Nine Months Ended 9/30/2005	Nine Months Ended 9/30/2004
Income Statement

Revenues
Gain on sales of loans	$30,070	$24,198	$80,978	$42,037
Derivative financial instruments:
Forward sales of mortgage backed securities (MBS) and options on MBS	9,610	(7,793)	1,245	(2,423)
Market adjustment on loan commitment pipeline	(6,197)	(3,753)	(4,558)	(520)
Total derivative financial instruments	3,413	(11,546)	(3,313)	(2,943)
Gain on sales of loans, net of derivative financial instruments	33,483	12,652	77,665	39,094
Interest on mortgage assets	22,397	8,227	47,837	24,437
Other income	147	281	599	1,010
Total revenue, net of derivative financial instruments	56,027	21,160	126,101	64,541

Expenses
Employee compensation and benefits	24,387	12,752	62,917	38,994
Interest expense	18,702	4,420	37,450	12,414
Valuation adjustment-bond collateral held for sale	—	(437)	—	(406)
Operating expenses	9,637	6,093	24,339	24,318
Total expenses	52,726	22,828	124,706	75,320

Income (loss) before income taxes	$3,301	$(1,668)	$1,395	$(10,779)

Provision for income tax expense (benefit)	1,451	(683)	610	(4,328)
Consolidated Net Income (loss)	$1,850	$(985)	$785	$(6,451)

Per Share Data
Weighted average common shares outstanding	7,209,984	7,364,244	7,334,206	7,716,079
Consolidated income (loss) per share basic	$0.26	$(0.13)	$0.11	$(0.84)
Consolidated income (loss) per share diluted	$0.23	$(0.13)	$0.10	$(0.84)

Loan Origination and Sale Data
Total mortgage loans funded in period ($ millions)	$4,542	$2,075	$10,944	$6,512
Number of loans funded	23,227	12,164	56,802	37,400
Total mortgage loans sold in period ($ millions)	$4,154	$2,147	$10,282	$6,399

Percentage of mortgage loans funded in period by type (based on $ funded):
Conventional conforming	36.8%	45.7%	36.6%	52.9%
Alt-A	32.0%	27.4%	31.6%	15.8%
Jumbo/Non conforming	19.5%	15.5%	20.3%	18.3%
Government	2.9%	6.9%	3.6%	10.0%
Second/HELOC	5.6%	4.0%	5.5%	2.7%
Subprime	3.2%	0.5%	2.4%	0.2%
	100.0%	100.0%	100.0%	100.0%

Balance Sheet Data
Cash and cash equivalents	$21,663	$46,133	$21,663	$46,133
Restricted cash	3,100	2,100	3,100	2,100

Bond collateral, mortgage loans, net, held for sale (lower of cost or market)	—	—	—	—

Bond collateral mortgage loans and real estate owned, net of reserves, held for investment	11,105	17,197	11,105	17,197

Mortgage loans held for sale, net, pledged (lower of cost or market)	—	394,368	—	394,368

Accounts receivable-mortgage loans sold/funded	30,369	8,855	30,369	8,855

Total assets	822,141	484,451	822,141	484,451

Short-term debt	710,951	380,751	710,951	380,751

Short-term debt related to bond collateral held for sale	—	—	—	—

Long-term debt, net	9,317	15,869	9,317	15,869

Total stockholders’ equity	$78,631	$77,049	$78,631	$77,049

Book value per outstanding share basic	$10.51	$10.54	$10.51	$10.54
Book value per outstanding share diluted	$9.35	$9.61	$9.35	$9.61

Debt to equity ratio	9.2:1	5.1:1	9.2:1	5.1:1

($ in thousands, except per share data and as noted)